QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99. (a)(1)(A)

        TESSCO TECHNOLOGIES INCORPORATED

11126 McCORMICK ROAD
HUNT VALLEY, MARYLAND 21031
(410) 229-1000

OFFER TO REPURCHASE AND CANCEL OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK HAVING AN EXERCISE PRICE PER SHARE OF $11.00 OR MORE
AND AN EXPIRATION DATE PRIOR TO APRIL 30, 2007, OR HAVING
AN EXERCISE PRICE PER SHARE OF $18.00 OR MORE,
WITHOUT REGARD TO EXPIRATION DATE

MAY 7, 2003

THE OFFER EXPIRES AT 5:00 P.M. EASTERN DAYLIGHT TIME, ON JUNE 5, 2003, UNLESS THE OFFER IS EXTENDED

        TESSCO Technologies Incorporated ("TESSCO" or the "Company") is offering to repurchase from eligible employees, including officers, all outstanding common stock options granted under the TESSCO Technologies Incorporated 1994 Stock and Incentive Plan, as amended (the "'94 Plan"), or under the TESSCO Technologies Incorporated 1984 Employee Incentive Stock Option Plan (the "'84 Plan" and together with the '94 Plan, the "Plan"), in either case having an exercise price per share of $11.00 or more and an expiration date prior to April 30, 2007, or having an exercise price per share of $18.00 or more, without regard to expiration date. Only employees (or "team members") of the Company or one of its subsidiaries as of May 7, 2003, including officers, who continue to be employees through the Offer (as defined below) expiration date of June 5, 2003, or a later date if the Offer is extended ("Eligible Participants"), are eligible to participate in the Offer. Independent directors of the Company are not eligible to participate. Payment will be made for options accepted by us for repurchase and cancellation in the amount and as described in the Offer (as defined below). Payment will be made in cash, subject, however, to reduction for applicable withholding taxes and charges.

        We are making this offer upon the terms and subject to the conditions described in this Offer to Repurchase and Cancel Outstanding Options (the "Offer to Repurchase"), the memorandum from the President and Chief Executive Officer of the Company dated May 7, 2003 (the "Memorandum"), the related Letter of Transmittal (the "Letter of Transmittal"), and the related Notice to Withdraw from the Offer (the "Notice to Withdraw", which, together with the Offer to Repurchase, the Memorandum and the Letter of Transmittal, as each may be amended from time to time, constitute the "Offer"). All tendered options accepted by us through the Offer will be repurchased by us and cancelled promptly after 5:00 p.m. Eastern Daylight Time on the day that the Offer expires. The Offer is currently scheduled to expire at 5:00 p.m. on June 5, 2003, which, subject to extension in accordance with the terms and conditions of this Offer, is referred to as the "expiration date" of this Offer. This Offer is not conditioned upon a minimum number of options being tendered or accepted and cancelled. This Offer is subject to conditions, including those that we describe in Section 6 of this Offer to Repurchase.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER FOLLOWING APPROVAL AND UPON THE RECOMMENDATION OF THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS, NEITHER WE NOR OUR BOARD OF DIRECTORS OR THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR REPURCHASE AND CANCELLATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

        Shares of our common stock are quoted on the Nasdaq National Market System under the symbol "TESS." On May 5, 2003, the closing price of our common stock as reported on the Nasdaq National Market was $6.90 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to cancel your Eligible Options.

        You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Repurchase or related documents to Mary Lynn Schwartz via e-mail at Schwartz@tessco.com or by telephone at (410) 229-1000.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. ALL REFERENCES TO TAXATION CONSEQUENCES ARE FOR GUIDANCE ONLY. WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ELECTING TO PARTICIPATE IN THE OFFER.

IMPORTANT

        If you decide to participate in this Offer, YOU MUST COMPLETE AND SIGN THE LETTER OF TRANSMITTAL AND RETURN IT TO MARY LYNN SCHWARTZ AT TESSCO BEFORE 5:00 p.m., EASTERN DAYLIGHT TIME, ON JUNE 5, 2003 (or a later expiration date if TESSCO extends the Offer). You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be cancelled automatically to the extent TESSCO accepts your Eligible Options for cancellation. However, you will be required to return such stock option agreements upon our request.

        The decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from TESSCO is limited to this document.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY SUCH RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY OF TERMS

        The following is a summary of terms about the Offer presented in a question and answer format. We urge you to read carefully the remainder of the Offer to Repurchase and the accompanying documents, which provide further details regarding the Offer. We have included references to the relevant sections of the Offer to Repurchase where you can find a more complete description of the topics in this Summary of Terms.

Q1. WHAT ARE THE TERMS OF THE OFFER?

        We are offering to repurchase and cancel all Eligible Options held by Eligible Participants, subject to the terms and conditions of, and for payment as described in, the Offer. By "Eligible Options" we mean outstanding common stock options granted under the TESSCO Technologies Incorporated 1994 Stock and Incentive Plan, as amended, or under the TESSCO Technologies Incorporated 1984 Employee Incentive Stock Option Plan, as amended, in either case having an exercise price per share of $11.00 or more and an expiration date prior to April 30, 2007, or having an exercise price per share of $18.00 or more, without regard to expiration date. By "Eligible Participants" we mean employees (or "team members") of the Company or one of its subsidiaries as of May 5, 2003, including officers, who continue to be employees through the Offer expiration date of June 5, 2003, or a later date if the Offer is extended. Independent directors of the Company are not eligible to participate in the Offer. The payment that we will make for any options that you tender and that we accept for repurchase will be set forth in the Memorandum to you from our President and Chief Executive Officer, dated May 7, 2003, that accompanies this Offer document. The payment, which ranges from $0.01 to $2.29 per Eligible Option, will be made in cash, subject, however, to reduction for applicable withholding taxes and charges. A list of all Eligible Options and the amount that we will pay for each if properly tendered and accepted by us for repurchase and cancellation, without regard to applicable withholding taxes and charges, is included on Schedule A to this Offer to Repurchase, which is incorporated fully herein. To determine the aggregate amount that we will pay to you for all Eligible Options covered by a single option agreement, without regard to applicable withholding taxes and charges, identify that option agreement on Schedule A on the basis of the information given, then multiply (i) the number of shares covered by that particular option agreement (see second column from the right margin on Schedule A) by (ii) the amount of payment per Eligible Option (see far right-hand column on Schedule A).

Q2. HOW DID WE DETERMINE THE AMOUNT TO BE PAID FOR THE TENDERED OPTIONS?

        We determined the payment amount for your Eligible Options after consideration of numerous factors and application of a discounted Black-Scholes option pricing model. We considered the recent trading range of our common stock, assumed a volatility ratio and considered the exercise prices and remaining terms of each Eligible Option. We then applied what we considered to be a reasonable discount. You must make your own determination of the value to you of your Eligible Options, and we encourage you to consult with your own financial, accounting, tax and legal advisors.

Q3. WHY ARE WE MAKING THE OFFER?

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe that these options no longer fulfill the purposes for which they were granted under the Plan. By making this Offer, we believe that we are improving employee retention and morale by providing additional compensation to holders of Eligible Options. In addition, we have few shares available for future awards under the '94 Plan, and none available under the '84 Plan. This Offer should reduce the number of options currently outstanding under both the '84 Plan and the '94 Plan, and shares underlying options issued under the '94 Plan and cancelled in the Offer will be available for future awards under the '94 Plan. However, shares underlying options issued under the '84 Plan and cancelled in the Offer will not be available for future awards, because no additional options may be granted under the '84 Plan. (See Section 2 of the Offer to Repurchase.)

Q4. WHY CAN'T TESSCO "REPRICE" MY CURRENT OPTIONS?

        A "repricing" of existing options would lead to variable accounting for the repriced options and could require that we take a charge to earnings for compensation expense over the life of the options. The amount of this compensation expense would be unpredictable and could lower our earnings per share and depress the price of our common stock on an ongoing basis. The repurchase and cancellation of options as described in this Offer will avoid the variable accounting problems caused by a repricing, except in one limited circumstance. Within the last six months, we issued one option for 30,000 shares under the '94 Plan to an Eligible Participant who also holds Eligible Options. If that Eligible Participant chooses to participate in this Offer, we will be required to apply variable accounting treatment on a going forward basis to the option recently issued to that Eligible Participant. We will, however, in any event, incur a one-time compensation expense as a result of the repurchase and cancellation of Eligible Options pursuant to this Offer. The amount of this expense will be approximately $550,000, assuming all Eligible Options are repurchased and cancelled.

Q5. WHY DOESN'T TESSCO JUST GRANT ME ADDITIONAL OPTIONS?

        Because of the large number of options currently outstanding that have exercise prices significantly above our recent market price, a grant of additional options to replace these "underwater" options could dilute our existing stockholders' investment in our company by increasing the number of outstanding shares and decreasing earnings per share of our common stock on a fully diluted basis. Moreover, there are not enough shares available for the grant of additional awards under the Plan to allow for the grant of additional options to replace the Eligible Options, and shareholder approval would be required to increase the aggregate number of shares available for awards under the Plan.

Q6. ARE THERE CONDITIONS TO THE OFFER?

        The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer to Repurchase. However, the Offer is not conditioned on a minimum number of Eligible Participants accepting the Offer or a minimum number of options being cancelled.

Q7. ARE UNVESTED OPTIONS ELIGIBLE FOR REPURCHASE?

        All options held by Eligible Participants, and which are otherwise Eligible Options, may be tendered, regardless of whether they are vested or unvested.

Q8. WHO CAN PARTICIPATE IN THE OFFER TO REPURCHASE?

        You can elect to surrender for repurchase and cancellation any Eligible Options if you are an Eligible Participant on the date of commencement of the Offer and through the expiration date of the Offer.

Q9. IF I TENDER MY OPTIONS, WHEN WILL I RECEIVE MY CASH?

        You will receive payment in cash for your Eligible Options accepted by us for repurchase and cancellation, less any applicable withholding taxes or charges, promptly after the expiration of this Offer. Any applicable withholding taxes or charges that we withhold will be paid by us to the appropriate tax authority, as permitted or required by law. No interest will accrue and no interest will be paid on any portion of the payment, regardless of when paid.

Q10. IF I ELECT TO TENDER ELIGIBLE OPTIONS, DO I HAVE TO TENDER ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST TENDER SOME OF THEM?

        We will not accept partial tenders of Eligible Options evidenced by any particular option agreement. Accordingly, you must tender with respect to all Eligible Options covered by any particular option agreement if you tender any Eligible Options evidenced by that option agreement. You may, however, select from among multiple option agreements. Therefore, if you hold more than one option agreement, you may tender as to any one or more and need not tender as to all such option agreements.

Q11. WILL I HAVE TO PAY TAXES IF I TENDER MY OPTIONS IN THE OFFER?

        If the Eligible Options you tender are repurchased and cancelled pursuant to the Offer, you will, for income tax purposes, recognize ordinary income on the payment made, as of the date that payment is made by us. Any applicable withholding taxes or charges on that payment will be withheld and paid by us to the appropriate tax authority, as permitted or required by law. (See Section 12 of the Offer to Repurchase.)

        Depending on your personal tax situation, you may owe taxes on the payment for your Eligible Options above and beyond the amounts withheld by us, if any. Any failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

        BEFORE ACCEPTING THE OFFER, WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ELECTING TO PARTICIPATE IN THE OFFER, INCLUDING BUT NOT LIMITED TO A DETERMINATION OF WHETHER TAXES IN ADDITION TO THE AMOUNTS WITHHELD FROM THE PAYMENT FOR YOUR OPTIONS WILL BE DUE AS A RESULT OF ELECTING TO PARTICIPATE IN THE OFFER.

Q12. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

        The Offer expires on June 5, 2003, at 5:00 p.m., Eastern Daylight Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension and a new expiration date before 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. (See Section 13 of the Offer to Repurchase.)

Q13. WHAT DO I NEED TO DO?

        If you decide that you want to participate in the Offer, you need to complete and sign the Letter of Transmittal and deliver the Letter of Transmittal to Mary Lynn Schwartz at TESSCO before 5:00 p.m., Eastern Daylight Time, on June 5, 2003 (or a later expiration date if TESSCO extends the Offer). The Letter of Transmittal may be sent via mail, courier, hand delivery or facsimile. Mary Lynn Schwartz is located at TESSCO's offices at 375 West Padonia Road, Timonium, Maryland 21093, and her direct facsimile number is (410) 229-1559. Letters of Transmittal must be physically received by Mary Lynn Schwartz before 5:00 p.m., Eastern Daylight Time, on June 5, 2003 (or a later expiration date if TESSCO extends the Offer). If Letters of Transmittal are sent by facsimile, originals should be promptly sent by mail, courier or hand delivery and received within two (2) business days after facsimile delivery. Detailed instructions are attached to the Letter of Transmittal.

        If you have questions about delivery, you may contact Mary Lynn Schwartz via e-mail or by telephone. Her telephone number is (410) 229-1000 and her e-mail address is Schwartz@tessco.com. You should review the Offer to Repurchase, the Letter of Transmittal and all of their attachments before making your election.

        If we extend the Offer beyond June 5, 2003, then you must sign and deliver the Letter of Transmittal before the expiration date of the Offer, as extended. We may reject any Eligible Options as described in Question 16 and the related text below, or to the extent that we determine the Letter of Transmittal is not properly completed, or to the extent that we determine it would be unlawful to accept the options. Subject to our rights to extend, terminate or amend the Offer, we will accept or return all properly tendered options promptly after 5:00 p.m., Eastern Daylight Time, on June 5, 2003 (or a later expiration date if we extend the Offer). If you do not sign and deliver the Letter of Transmittal before the Offer expires, it will have the same effect as if you rejected the Offer. (See Section 3 of the Offer to Repurchase.)

Q14. DURING WHAT PERIOD OF TIME MAY I WITHDRAW TENDERED OPTIONS OR CHANGE MY PREVIOUS ELECTION?

        You may withdraw tendered options or change your previous election at any time before 5:00 p.m., Eastern Daylight Time, on June 5, 2003. If we extend the Offer beyond that time, you may withdraw tendered options or change your previous election at any time until the extended expiration date of the Offer. You may withdraw any previously tendered options in full from the Offer by submitting a Notice to Withdraw from the Offer in the form provided. If you decide to change your election to delete Eligible Options from the list of Eligible Options included on the Letter of Transmittal as initially submitted, or by adding additional Eligible Options to that list, you must submit a new Letter of Transmittal reflecting the updated information. The new Letter of Transmittal will supercede the then previously submitted Letter of Transmittal. As a result, it will be necessary for you to list on the new Letter of Transmittal all Eligible Options that you desire to tender, and not only the additional Eligible Options that you desire to tender. (See Section 4 of the Offer to Repurchase.)

Q15. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER?

        Participation in the Offer is entirely voluntary. If you do not accept the Offer, you will keep all of your current options, and they will remain outstanding in accordance with their original terms. (See Section 12 of the Offer to Repurchase.)

Q16. UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY NOT ACCEPT MY OPTIONS?

        We currently expect that all Eligible Options that are properly tendered, and which have not been validly withdrawn, will be repurchased and cancelled promptly following the expiration date. However, we may reject any or all Letters of Transmittal or tendered options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the tendered options or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. (See Sections 3, 5 and 6 of the Offer to Repurchase.)

Q17. WHAT DO TESSCO AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

        Although our Board of Directors, following the approval and upon the recommendation of the Compensation Committee of our Board of Directors, has approved TESSCO's decision to make the Offer, neither TESSCO nor our Board of Directors or any of its committees makes any recommendation as to whether you should tender or not tender your Eligible Options. You must make your own decision whether or not to tender Eligible Options. For questions regarding tax implications or other investment-related questions, you should talk to your own financial, accounting, tax and legal advisors.

Q18. WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR REPURCHASE AND CANCELLATION?

        Options that you choose not to tender for repurchase and cancellation or that we do not accept for repurchase and cancellation remain outstanding in accordance with their current terms, and retain their current exercise price and current vesting schedule. You should note that there is a risk that any incentive stock options that you have may be affected, even if you do not participate in the Offer. We believe, however, that the option repurchase and cancellation program contemplated by the Offer will not change the U.S. Federal Income Tax Treatment of subsequent grants and exercises of incentive stock options (and sales of shares acquired upon exercises of such options) that are not tendered in this Offer.

        However, the U.S. Internal Revenue Service may characterize this Offer to Repurchase as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our Offer to Repurchase will be viewed the same way. Private letter rulings given by the IRS contain the IRS' opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts and issues are similar. We, therefore, do not know if the IRS will assert the position that our Offer constitutes a "modification" of incentive stock options eligible for tender. HOWEVER, SUCCESSFUL ASSERTION BY THE IRS OF THIS POSITION COULD CAUSE ANY INCENTIVE STOCK OPTIONS THAT YOU DO NOT TENDER TO BE TREATED AS NON-QUALIFIED STOCK OPTIONS AND/OR CHANGE THE "DATE OF GRANT" OF SUCH OPTIONS FOR PURPOSES OF DETERMINING HOW LONG SHARES ACQUIRED UPON THE EXERCISE OF SUCH OPTIONS MUST BE HELD IN ORDER TO RECEIVE FAVORABLE TAX TREATMENT UNDER THE TAX RULES APPLICABLE TO INCENTIVE STOCK OPTIONS.

Q19. CAN I TENDER ELIGIBLE OPTIONS EVIDENCED BY AN OPTION AGREEMENT THAT I HAVE ALREADY PARTIALLY EXERCISED?

        Yes, the remaining outstanding Eligible Options can be tendered.

Q20. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

        For additional information or assistance, you should contact Mary Lynn Schwartz via e-mail at Schwartz@tessco.com or by telephone at (410) 229-1000.

RISKS OF PARTICIPATION IN THE OFFER

        Participation in the Offer involves a number of potential risks. Eligible Participants should carefully consider all of the risks, including those set forth in the Offer to Repurchase, the Letter of Transmittal and related documents. TESSCO strongly recommends that Eligible Participants consult with investment and tax advisors before deciding whether to participate in the Offer. Additional risks and uncertainties not presently known to us, not described herein, or that we currently consider immaterial, may also affect the Offer.

        IF OUR STOCK PRICE INCREASES AFTER THE DATE THAT YOUR TENDERED OPTIONS ARE REPURCHASED AND CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE CASH THAT YOU RECEIVE FOR THEM.

        Although the exercise price of the options you may tender in this Offer has in most cases remained significantly higher than the market price of our stock, the market price of our stock may increase in the future. If this increase occurs during the term of your option, it could mean that your option would have represented a greater value than the amount we pay to you in this Offer.

THE OFFER TO REPURCHASE

1.
NUMBER OF OPTIONS; EXPIRATION DATE.

        Upon the terms and subject to the conditions of the Offer to Repurchase, we are offering to repurchase from all Eligible Participants all Eligible Options currently outstanding under the TESSCO Technologies Incorporated 1994 Stock and Incentive Plan, as amended (the "'94 Plan"), or under the TESSCO Technologies Incorporated 1984 Employee Incentive Stock Option Plan (the "'84 Plan" and together with the '94 Plan, the "Plan"), in either case for a cash amount, subject to reduction for applicable withholding taxes and charges, determined as provided in, and subject further to all of the other terms and conditions of, the Offer to Repurchase. As of May 7, 2003, Eligible Options to purchase 782,620 shares of our common stock were outstanding and held by 82 Eligible Participants. By "Eligible Options" we mean outstanding common stock options granted under the Plan, having an exercise price per share of $11.00 or more, and an expiration date prior to April 30, 2007, or having an exercise price per share of $18.00 or more, without regard to expiration date. By "Eligible Participants" we mean employees of TESSCO or one of its subsidiaries as of May 7, 2003, including officers, who continue to be employees through the Offer expiration date of June 5, 2003, or a later date if the Offer is extended. Independent directors are not Eligible Participants.

        If your options are properly tendered and accepted for repurchase and cancellation, you will be entitled to receive payment in an amount previously determined by us. The aggregate payment to be made with respect to each Eligible Option, without regard to applicable withholding taxes and charges, will be set forth in the memorandum to you from our President and Chief Executive Officer, dated May 7, 2003, delivered in connection with the Offer. In addition, a list of Eligible Options, and the amount previously determined by us as the amount that we will pay for each if tendered and accepted by us for repurchase and cancellation, without regard to applicable taxes and charges, is included on Schedule A to this Offer to Repurchase. The payment to be made for your options was determined after consideration by us of numerous factors and application of a discounted Black-Scholes option pricing model. Among others, these factors include the exercise price, the fair market value of the underlying common stock at the time of valuation, the historical volatility of our common stock and the remaining term of the option. You must make your own determination of the value to you of your Eligible Options, and we encourage you to consult with your own financial, accounting, tax and legal advisors.

        We will not accept partial tenders of Eligible Options evidenced by any particular option agreement. Accordingly, you must tender with respect to all Eligible Options covered by any particular option agreement if you tender any Eligible Options evidenced by that option agreement. You may, however, select from among multiple option agreements. Therefore, if you hold more than one option agreement, you may tender as to any one or more and need not tender as to all such option agreements.

        Our Offer is subject to the terms and conditions described in this Offer to Repurchase. We will only accept Eligible Options that are properly tendered for cancellation and not validly withdrawn in accordance with Section 5 of this Offer to Repurchase before the Offer expires on the "expiration date" as defined below.

        The term "expiration date" of this Offer means 5:00 p.m., Eastern Daylight Time, on June 5, 2003, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term "expiration date", as applicable to the Offer, will refer to the latest time and date at which the Offer expires. See Section 13 of this Offer to Repurchase for a description of our rights to extend, delay, terminate and/or amend the Offer.

        We will publish a notice if we decide to take any of the following actions:

  •
  increase or decrease the amount of consideration offered for your Eligible Options;

  •
  increase or decrease the number, or modify the description, of options eligible to be cancelled in the Offer; or

  •
  extend or terminate the Offer.

        If the Offer is scheduled to expire within ten (10) business days from the date that we notify you of such an increase or decrease, we also intend to extend the Offer until ten (10) business days after the date that the notice is published.

        A "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

2.
PURPOSE OF THE OFFER.

        We issued the options outstanding under the Plan to:

  •
  provide our employees and management an opportunity to acquire or increase a proprietary interest in the company, in order to create a stronger incentive to expend maximum effort for our growth and success, and to increase shareholder value; and

  •
  to otherwise compensate and encourage our employees to continue their employment with the Company.

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe that these options no longer fulfill the purposes for which they were granted under the Plan. By making this Offer, we believe that we are improving employee retention and morale by providing additional compensation to holders of Eligible Options. In addition, we have few shares available for future awards under the '94 Plan, and none under the '84 Plan. The cancellation of Eligible Options in this Offer will reduce the number of options currently outstanding under the '84 Plan and the '94 Plan. Shares underlying options issued under the '94 Plan and cancelled in the Offer will be available for future grants under the '94 Plan. This will benefit us in our efforts to fulfill future compensation objectives. Of all of the Eligible Options, only options for 43,000 shares, held by four Eligible Participants, were issued under the '84 Plan, and all of the other Eligible Options were issued under the '94 Plan. No further options may be issued under the '84 Plan, so cancellation of options issued under the '84 Plan will not increase the number of shares available for future grants.

        Subject to the foregoing, and except as may otherwise be disclosed in this Offer or in our filings with the SEC, we have no plan or proposal that relates to or results in:

  •
  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

  •
  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

  •
  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  •
  any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or change any material terms of the employment contract of any executive offer;

  •
  any other material change in our corporate structure or business;

  •
  our common stock not being authorized for quotation in an automated quotation system operated by National Securities Association;

  •
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

  •
  the suspension of our obligations to file reports under Section 15(d) of the Securities Exchange Act;

  •
  the acquisition by any person of any of our securities or the disposition of any of our securities (except for our recently announced stock buyback program, referred to below); or

  •
  any changes in our certificate of incorporation, bylaws or other governing instruments or any actions that could impede the acquisition of control of us.

        However, this Offer speaks only as of the commencement date of this Offer. We are constantly reviewing our business, and are currently considering and should be expected to consider from time to time in the future matters such as those listed above. As an example, we recently announced the commencement of a stock buyback program for up to an aggregate of 450,000 shares of our outstanding common stock. That program is ongoing and may be financed from working capital or from borrowing under our revolving credit facility. Indebtedness under our revolving credit arrangements is subject to increase and decrease from time to time in the ordinary course for many reasons related to our business. Any plans or proposals or developments in our plans and proposals which are required to be disclosed will be disclosed in filings with the SEC.

        NEITHER TESSCO NOR ITS BOARD OF DIRECTORS OR ANY COMMITTEE THEREOF MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT ELIGIBLE PARTICIPANTS SHOULD TENDER ANY OPTIONS. TESSCO HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS THROUGH THE OFFER, NOR TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. THE DECISION TO ACCEPT OR REJECT THE OFFER IS AN INDIVIDUAL ONE, AND WE STRONGLY URGE YOU TO EVALUATE CAREFULLY ALL THE INFORMATION IN THIS OFFER TO REPURCHASE, AND TO CONSULT WITH YOUR PERSONAL ADVISORS IF YOU HAVE ANY QUESTIONS ABOUT YOUR FINANCIAL OR TAX SITUATION.

3.
PROCEDURES.

        MAKING YOUR ELECTION. To make your election to tender Eligible Options pursuant to this Offer, you must make your election, fully and properly complete and sign the Letter of Transmittal, and deliver the Letter of Transmittal and any other required documents to Mary Lynn Schwartz at TESSCO before the expiration date. The Letter of Transmittal may be sent via mail, courier, hand delivery or facsimile. Mary Lynn Schwartz is located at TESSCO's offices at 375 West Padonia Road,

Timonium, Maryland 21093, her e-mail address is Schwartz@tessco.com, and her fax number is (410) 229-1559. Letters of Transmittal must be physically received by Mary Lynn Schwartz before 5:00 p.m., Eastern Daylight Time, on June 5, 2003 (or a later expiration date if we extend the Offer). Letters of Transmittal received by facsimile will be valid if received by the expiration date even though the originals are not yet received, but the originals should then be sent by mail, courier or hand delivery, for receipt by Mary Lynn Schwartz within two business days after delivery by facsimile. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled upon cancellation of your Eligible Options. However, you will be required to return your stock option agreements upon our request.

        The Letter of Transmittal must be signed and dated and must specify:

  •
  The name of the Eligible Participant tendering the Eligible Options;

  •
  The grant date of each Eligible Option then being tendered;

  •
  The exercise price per share of each Eligible Option then being tendered;

  •
  After accounting for any prior exercises, the total number of shares of common stock subject to the particular option agreement which evidences the Eligible Options then being tendered (prior to the effectiveness of any cancellation in the Offer and without regard to vesting limitations); and

  •
  The payment amount per Eligible Option to which you are entitled and the total payment amount to which you are entitled for all Eligible Options covered by each option agreement relating to Eligible Options that you elect to tender, in each case without regard to applicable withholding taxes and charges.

        DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal and Notices to Withdraw. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Letters of Transmittal, Notices to Withdraw or tendered options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the tendered options, or to the extent which any condition to the Offer has not been met or waived prior to the expiration date. We may waive any or all of the conditions of the Offer for all Eligible Participants to the extent that any of the events described in Section 6 of the Offer to Repurchase occur, but we nonetheless deem it advisable for us to proceed with the Offer. We may waive any defect or irregularity in any Letter of Transmittal or Notice to Withdraw with respect to any particular option or any particular option holder. No Eligible Options will be accepted for repurchase and cancellation until all defects or irregularities have been cured by the option holder tendering the Eligible Options, or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to tender any options for repurchase and cancellation, and no one will be liable for failing to give notice of any such defects or irregularities.

        OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to tender your Eligible Options for repurchase and cancellation according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly submitted for repurchase and cancellation will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

        Subject to our rights to extend, terminate and/or amend the Offer, we currently expect that we will accept promptly after the expiration date of the Offer all properly and timely made elections to cancel options that have not been validly withdrawn.

4.
WITHDRAWAL RIGHTS AND CHANGE IN ELECTION.

        You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 4.

        You may withdraw your tendered options at any time before 5:00 p.m., Eastern Daylight Time, on June 5, 2003. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date of the Offer. We expect to accept and cancel all properly tendered options promptly after the expiration of the Offer. However, if we have not accepted and cancelled your tendered Eligible Options prior to the expiration of forty (40) business days after the commencement of the Offer to Repurchase, or by July 2, 2003, you may withdraw your tendered options.

        To validly withdraw tendered options, you MUST DELIVER via facsimile (facsimile number (410) 229-1559), mail, courier or hand delivery to Mary Lynn Schwartz at TESSCO Technologies Incorporated, 375 West Padonia Road, Timonium, Maryland 21093, in accordance with the procedures set forth in Section 3 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options. Delivery of a properly completed Notice to Withdraw at any time when you have the right to withdraw will result in the withdrawal of all of your Eligible Options from the Offer.

        To validly change your election with respect to Eligible Options covered by one or more particular option agreements (to include additional option agreements for Eligible Options not included in the Letter of Transmittal then most recently submitted by you, or to withdraw particular option agreements for Eligible Options which had been included in the Letter of Transmittal most recently submitted), you must fully and properly complete and sign a new Letter of Transmittal, and deliver the new Letter of Transmittal by mail, courier or hand delivery, or via facsimile (facsimile number (410) 229-1559), to Mary Lynn Schwartz at TESSCO Technologies Incorporated in accordance with the procedures set forth in Section 3 above. If you deliver a new Letter of Transmittal that is properly signed and dated, it will supercede and replace any previously submitted Letter of Transmittal, which will be disregarded.

        IF YOU SUBMIT A NEW LETTER OF TRANSMITTAL, IT WILL REPLACE AND SUPERCEDE THE LETTER OF TRANSMITTAL THAT YOU PREVIOUSLY SUBMITTED. THEREFORE, IT IS IMPORTANT THAT YOU LIST AND IDENTIFY ON THE NEW LETTER OF TRANSMITTAL ALL OF THE PARTICULAR OPTION AGREEMENTS RELATING TO ELIGIBLE OPTIONS THAT YOU THEN DESIRE TO TENDER, AND THAT YOU NOT JUST IDENTIFY THOSE OPTION AGREEMENTS RELATING TO ANY ADDITIONAL ELIGIBLE OPTIONS THAT YOU DESIRE TO TENDER. IT IS ALSO IMPORTANT THAT YOU DO NOT IDENTIFY ON THE NEW LETTER OF TRANSMITTAL ANY ELIGIBLE OPTIONS THAT YOU DO NOT DESIRE TO TENDER.

        The Notice to Withdraw from the Offer and any new Letter of Transmittal must be executed by the Eligible Participant who tendered the Eligible Options previously. You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the expiration date by once again following the procedures described in Section 3 above. Neither we nor any other person are obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new Letter of Transmittal, nor will anyone incur any liability for failure to give any notice. We will resolve, in our discretion, all questions as to the form and validity, including receipt, of any Notice to Withdraw from the Offer and any new Letter of Transmittal. Our determination of these matters will be final and binding.

        No interest will accrue and no interest will be paid on the cash amount payable to you, regardless of any extension of the Offer or any delay in making payment.

THE DELIVERY OF ALL DOCUMENTS, INCLUDING ANY LETTER OF TRANSMITTAL AND ANY NOTICE TO WITHDRAW FROM THE OFFER AND ANY OTHER REQUIRED SCHEDULES IS AT YOUR RISK. WE INTEND TO CONFIRM RECEIPT OF YOUR LETTER OF TRANSMITTAL AND ANY NOTICE TO WITHDRAW WITHIN TWO (2) BUSINESS DAYS OF RECEIPT. IF YOU DO NOT RECEIVE CONFIRMATION OF RECEIPT, IT IS YOUR RESPONSIBILITY TO MAKE SURE THAT WE HAVE RECEIVED YOUR LETTER OF TRANSMITTAL AND ANY NOTICE TO WITHDRAW.

5.
ACCEPTANCE OF OPTIONS FOR REPURCHASE AND CANCELLATION; PAYMENT.

        On the terms and subject to the conditions of this Offer, promptly following the expiration date, we will accept and repurchase and cancel all Eligible Options properly tendered and not validly withdrawn before the expiration date. If your options are properly tendered and accepted, we will promptly thereafter make payment to you of the cash amount to which you are entitled for your Eligible Options under the terms of the Offer, less any applicable withholding taxes or charges, which we will pay to the appropriate tax authorities. We anticipate that payment will be made on approximately the second business day after the expiration date of the Offer. Payment and withholding will be in accordance with our standard payroll procedures and withholding elections unless alternative arrangements, compliant with applicable legal requirements and acceptable to us, are made. Please contact Amy Angerer at 410-229-1382 to advise, prior to June 5, 2003 at 5:00 p.m., Eastern Daylight Time, or prior to the later expiration date of the offer, if extended.

        For purposes of the Offer, we will be deemed to have accepted for repurchase and cancellation options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for cancellation of such options, which may be by e-mail or press release. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept promptly upon expiration of the Offer all properly tendered Eligible Options that are not validly withdrawn.

        Upon our acceptance of your Eligible Options you elect to tender, your currently outstanding option agreements relating to the tendered Eligible Options will be cancelled and automatically rendered null and void, and all of your rights thereunder will be extinguished.

6.
CONDITIONS OF THE OFFER.

        We will not be required to accept any Eligible Options that you elect to tender, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to tender, in each case if at any time on or after May 7, 2003 and on or before June 5, 2003, or a later expiration date if the Offer is extended, we determine that any event has occurred that, in our reasonable judgment, has a material effect on our business, condition (financial or other), operations, valuation or prospects and makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to tender, including:

  •
  any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options, issuance of payment or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

  •
  any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

  (a)
  make it illegal for us to accept some or all of the Eligible Options or to make payment therefor or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

    (b)
    delay or restrict our ability, or render us unable, to accept the Eligible Options for repurchase and cancellation or to make payment for some or all of the Eligible Options; or

    (c)
    materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  •
  there is:

  (a)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

  (b)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

  (a)
  any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (which we sometimes refer to herein as the Exchange Act), has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 7, 2003;

  (b)
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 7, 2003 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

  (c)
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or makes a public announcement that it intends to acquire us or any of our assets or securities; or

  •
  any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or may materially impair the contemplated benefits of the Offer to us.

        The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the expiration date, and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the expiration date, whether or not we waive any other condition to the Offer.

        Our failure to exercise any of these rights is not a waiver of any of these rights. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

        We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be repurchased and cancelled and have not been validly withdrawn.

7.
PRICE RANGE OF COMMON STOCK.

        There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our common stock. Our common stock is presently quoted on the Nasdaq National Market System under the symbol "TESS." The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq National Market for the periods indicated:

	High	Low
Fiscal Year Ended March 30, 2003
First Quarter	$16.44	$8.04
Second Quarter	12.93	9.40
Third Quarter	11.24	7.77
Fourth Quarter	9.91	7.05
Fiscal Year Ended March 31, 2002
First Quarter	$14.38	$11.35
Second Quarter	16.00	10.64
Third Quarter	17.85	13.25
Fourth Quarter	18.85	13.11
Fiscal Year Ended April 1, 2001
First Quarter	$24.38	$16.38
Second Quarter	37.50	23.38
Third Quarter	26.00	18.00
Fourth Quarter	22.25	8.13

        As of May 5, 2003, the last reported sale price of our common stock, as reported on the Nasdaq National Market, was $6.90 per share.

        WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO TENDER.

8.
SOURCE AND AMOUNT OF CONSIDERATION.

        Assuming that we repurchase and cancel all of the outstanding Eligible Options pursuant to the Offer, the aggregate amount to be paid (assuming all outstanding options for which this Offer is being made are tendered and accepted for payment) will be approximately $508,000 (excluding estimated fees and expenses). We anticipate financing the payment to be made pursuant to this Offer, and the payment of related fees and expenses, from available cash and borrowings under our revolving credit facility.

        The maximum amount available to us under our revolving credit facility is $30,000,000 and is currently provided under the Financing Agreement, dated March 31, 1995, as amended, by and among us, our affiliates and Bank of America, N.A., a national banking association. Our revolving credit facility currently expires in September 2003. We expect to pay down amounts drawn under our credit facility with internally generated funds or with a refinancing of such indebtedness.

        Our revolving credit facility is unsecured and bears interest at a variable rate of the London Interbank Offered Rate (LIBOR) plus 1.25% per annum on auto-borrow advances up to $7,000,000 and a variable rate of either the prime rate plus an applicable margin of up to 0.25% per annum, or LIBOR plus an applicable margin of 1.25% to 1.75% per annum, based upon maintenance of certain financial ratios, on the remaining balance of the facility. The weighted average interest rate on borrowings under the credit facility was 5.36%, 8.78% and 6.94% for fiscal years 2002, 2001 and 2000, respectively. The provisions of the agreement require us to meet certain financial covenants and ratios and contain other limitations including a restriction on dividend payments. We were in compliance with the provisions of the agreement during fiscal years 2002, 2001 and 2000.

9.
INTERESTS OF OFFICERS AND DIRECTORS REGARDING THE OFFER TO REPURCHASE; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

        The directors and executive officers of TESSCO and their positions and offices as of May 7, 2003 are set forth in the following table:

Name	Position
Robert B. Barnhill, Jr.	Chairman of the Board, President and Chief Executive Officer
Christina M. Corner	Senior Vice President of Mobile Devices & Accessories Line of Business
Gerald T. Garland	Senior Vice President of Infrastructure Line of Business
Richard A. Guipe	Senior Vice President of Sales and Market Development
Douglas A. Rein	Senior Vice President of Fulfillment and Operations
Mary Lynn Schwartz	Senior Vice President, Chief Administrative Officer and Corporate Secretary
Robert C. Singer	Senior Vice President, Chief Financial Officer
Randolph S. Wilgis	Senior Vice President of Test & Maintenance Line of Business
John D. Beletic	Director
Jerome C. Eppler	Director
Benn R. Konsynski, Ph.D.	Director
Dennis J. Shaughnessy	Director
Morton F. Zifferer, Jr.	Director

        The address of each director and executive officer is c/o TESSCO Technologies Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031.

        Please see the definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on June 21, 2002 for information regarding the amount of our securities beneficially owned by our executive officers and directors as of June 3, 2002 (other than Ms. Corner who was recently promoted to Senior Vice President and Mr. Garland, who has just recently joined the Company, and both of whom, as of May 7, 2003, held no shares of our outstanding common stock and no Eligible Options).

        Our independent directors (i.e. those directors other than our Chairman, President and Chief Executive Officer) will not be eligible to participate in this Offer to Repurchase. Our executive officers are, however, eligible. As of May 7, 2003, our directors and executive officers (thirteen (13) persons) as a group held stock options to purchase a total of 887,375 shares of our Common Stock under our incentive compensation programs and arrangements, including the Plan. This represented approximately 70% of the shares subject to all outstanding options granted under our incentive compensation programs and arrangements, including the Plan, as of that date. Schedule B to this Offer to Repurchase provides information as to the number of Eligible Options held by each of our executive officers eligible to participate in this Offer.

        We have not issued Eligible Options or the common stock issuable upon the exercise of such options during the 60 days prior to this Offer to Repurchase. To the best of our knowledge, there were no transactions that members of our Board of Directors, our executive officers or the affiliates of any of our directors or executive officers engaged in that involved Eligible Options during the 60 days prior to this Offer to Repurchase.

        On March 4, 2003, several of our executive officers acquired shares of our common stock pursuant to the TESSCO Technologies Incorporated Team Member Stock Purchase Plan, in the ordinary course of that plan. Upon commencement of his employment with us on April 18, 2003, Mr. Garland was granted an option under the '94 Plan to purchase 10,000 shares of our common stock at an exercise price of $6.57 per share. On March 21, 2003, Mr. Barnhill was granted an option under the '94 Plan to purchase 30,000 shares of our common stock at an exercise price of $7.80 per share. On March 14, 2003, Mr. Wilgis purchased 1650 shares of our common stock at $8.10 per share.

        There is no agreement, arrangement or understanding between the Company or, to the best of our knowledge, any person controlling us or any of our directors or executive officers, and any other person involving any of our securities (including any contract, joint venture, loan or option arrangements, puts or calls, guarantees of loans or against loss, or the giving or withholding of proxies), except for

          (i)    outstanding options to purchase an aggregate of 1,054,120 shares of our common stock pursuant to the Plan;

          (ii)   outstanding options to purchase an aggregate of 219,500 shares of our common stock pursuant to our incentive compensation programs and arrangements other than the Plan and our team member stock purchase plan and 401(k) matching program referred to below; and

          (iii)  the purchase from time to time of shares of common stock by our employees in the ordinary course pursuant to the terms of our employee stock purchase plan and the issuance of matching shares pursuant to our 401(k) plan in the ordinary course.

10.
STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        Eligible Options that have been granted under the '94 Plan and that we repurchase in connection with the Offer will be cancelled and the shares of common stock that might have been issued under those options will be returned to the pool of shares available for grants of new awards or options under the '94 Plan, without further stockholder action. Eligible Options that have been granted under the '84 Plan and that we repurchase in connection with the Offer will be cancelled, but the shares underlying those options will not be returned to the pool of shares available for grants of new rewards or options under the '84 Plan because no additional rewards or options can be granted under the '84 Plan. Assuming that all of the options subject to this Offer are tendered, we anticipate that we will incur a one-time compensation expense of approximately $550,000. This charge will be reflected on our consolidated financial statements for the quarter in which the Offer is consummated. Within the last six months, we issued one option for 30,000 shares under the '94 Plan to one Eligible Participant who also holds Eligible Options. If that Eligible Participant chooses to participate in this Offer, and that Eligible Participant tenders and we accept Eligible Options held by that Eligible Participant, we will be required to apply variable accounting treatment on a going forward basis to the option recently issued for 30,000 shares. In that event, we would be required to record as a compensation expense the amount by which the market value of the shares issuable upon exercise of the recently granted option exceeds the exercise price. We would have to adjust this compensation expense periodically during the term of the recently granted option based on increases or decreases in the market value of the shares subject to that option.

11.
LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for completion of the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to tender. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept and make payment for tendered Eligible Options is subject to conditions, including the conditions described in Section 6 of the Offer to Repurchase.

12.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

        General.    The following is a general summary of certain U.S. federal income tax consequences of the repurchase and cancellation of Eligible Options pursuant to the Offer to Repurchase. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, U.S. Treasury regulations and administrative and judicial interpretations as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. The following summary also does not address any aspect of state, local, or non-U.S. tax laws. We recommend that you consult your tax advisor with respect to the foreign, state and local tax consequences of participating in the Offer.

        The amounts paid to option holders who tender options for repurchase and cancellation are taxed as ordinary compensation income of the option holders in the year received. Such income is subject to withholding of income, FICA and Medicare taxes and other applicable employment taxes. Any applicable withholding taxes or charges will be withheld from the amounts payable to option holders and paid to the appropriate tax authority, as permitted or required by law. To the extent that a tendering option holder recognizes ordinary income, we would be entitled to a corresponding federal income tax deduction, provided in general that (i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness; (ii) the deduction is not disallowed pursuant to the annual compensation limit set forth in Section 162(m) of the Internal Revenue Code; and (iii) certain statutory provisions relating to so-called "excess parachute payments" do not apply.

        We believe that this Offer will not change the U.S. federal income tax treatment of your stock options (or sales of shares acquired upon exercise of such options) if you do not participate with respect to some or all of the options you hold. However, with respect to any incentive stock options that you do not tender, it is possible that the Internal Revenue Service could seek to treat this Offer as resulting in a "modification" of such options. A successful assertion by the IRS of this position could cause any incentive stock options that you do not tender to be treated as nonqualified stock options and/or change the "date of grant" of such options under the Tax Code for purposes of determining how long shares acquired upon exercise of such options must be held in order to receive favorable tax treatment under the tax rules applicable to incentive stock options.

        YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING (OR NOT PARTICIPATING) IN THE OFFER TO REPURCHASE, INCLUDING BUT NOT LIMITED TO A DETERMINATION OF WHETHER TAXES IN ADDITION TO THE AMOUNTS WITHHELD FROM ANY CASH PAYMENT MADE PURSUANT TO THE OFFER MAY BE DUE AS A RESULT OF PARTICIPATING IN THE OFFER.

13.
EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options tendered by announcing the extension and giving oral or written notice of the extension to the Eligible Participants.

        Prior to the expiration date, in order to terminate or amend the Offer, we may postpone the time for accepting any Eligible Options if any of the conditions specified in Section 6 of this Offer to Repurchase occur. In order to postpone the time for accepting any Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants. Our right to delay the time for accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

        As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the payment to be made for Eligible Options in the Offer, or by decreasing or increasing the number, or modifying the description, of options eligible to be repurchased and cancelled in the Offer.

        We may amend the Offer at any time prior to the expiration of the Offer by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued before 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

        If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

  •
  increase or decrease what we will give you in consideration for repurchase and cancellation of your Eligible Options; or

  •
  increase or decrease the number, or modify the description, of the options eligible to be tendered in the Offer.

        If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

14.
FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to participate in this Offer.

15.
INFORMATION ABOUT TESSCO.

        General.    We are a leading provider of integrated product plus supply chain solutions to the professionals that design, build, run, maintain and use wireless voice, data, messaging, location tracking and Internet systems.

        TESSCO Technologies Incorporated: "the vital link to a wireless world"(TM). TESSCO links customers with integrated product plus supply chain solutions configured from product choices made by world-class manufacturers. TESSCO is the leader in supplying Your Total Source(R) solutions to the professionals that design, build, run, maintain and use wireless voice, data, messaging, location tracking and Internet systems. While improving the way its customers do business, TESSCO presents, markets, sells, and supports manufacturers' products as a part of a total customer solution, thus providing a cost-effective channel to a broad and diverse customer base. Our operational platform providing Knowledge, Configuration, Delivery & Control streamlines the supply chain process, lowers customers' total inventories and costs by providing guaranteed availability and complete, on-time delivery to the point of use. TESSCO is in the vital link(R) position between buyers and manufacturers.

        TESSCO began its "total source" operations in 1982, and completed its public offering (Nasdaq: TESS) in 1994. Today, TESSCO operates 24 hours a day, seven days a week, under ISO 9001:2000 registration. TESSCO's Global Logistics Center and Solutions Development Center in Hunt Valley, Maryland and Americas Logistics Center in Reno, Nevada configure orders for complete, on-time and error-free delivery throughout the world. Its solution offerings, consisting of over 34,000 items from over 400 manufacturers, fall within the broad categories of network infrastructure, mobile devices and accessories and test and maintenance products. TESSCO currently serves approximately 15,000 business customers and 48,000 consumers per quarter, including a diversified mix of cellular, PCS and paging carriers, wireless ISP, fixed broadband and mobile dispatch operators, infrastructure site owners, contractors and integrators, wireless dealers, value-added resellers, retailers, self-maintained users and consumers.

        Information concerning our business, including our background, strategy, products and services, sales and marketing, customers, competition and employees, and compensation and governance related information is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2002, and in the Proxy Statement for our 2002 Annual Meeting of Stockholders. These documents may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16—"Additional Information."

        We are a Delaware corporation headquartered in Hunt Valley, Maryland. Our address is 11126 McCormick Road, Hunt Valley, Maryland 21031, and our telephone number at that address is 410-229-1000.

16.
ADDITIONAL INFORMATION.

        This Offer to Repurchase is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Repurchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision whether to tender your options.

        In addition, we are subject to the informational filing requirements of the Securities Exchange Act and, in accordance therewith, are obligated to file reports, proxy statements, and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information, include, in addition to the Schedule TO and the exhibits thereto, the following documents which we recommend that you also review before making a decision on whether to cancel your options:

  •
  our Annual Report on Form 10-K for our fiscal year ended March 31, 2002 that we filed with the SEC on June 3, 2002;

  •
  our Current Report on Form 8-K that we filed with the SEC on June 4, 2002;

  •
  our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2002 that we filed with the SEC on August 14, 2002;

  •
  our Quarterly Report on Form 10-Q for our fiscal quarter ended September 29, 2002, that we filed with the SEC on November 13, 2002;

  •
  our Quarterly Report on Form 10-Q for our fiscal quarter ended December 29, 2002, that we filed with the SEC on February 12, 2003;

  •
  our Current Report on Form 8-K, that we filed with the SEC on April 29, 2003; and

  •
  our Proxy Statement for our 2002 Annual Meeting of Stockholders that we filed with the SEC on June 21, 2002.

        These reports, proxy statements and other information, as filed to date and as and to the extent filed in the future, can be inspected and copied at the public reference facilities maintained by the SEC. These filings and other SEC filings may be obtained at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

        You may obtain information on the operation of these public reference rooms by calling the SEC at 1-800-SEC-0330. Copies of these materials may also be obtained by mail, upon the payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

        Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "TESS", and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

        We will also provide without charge to each person to whom we deliver a copy of this Offer to Repurchase, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Corporate Secretary
TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, Maryland 21031

or to our Corporate Secretary by telephone at (410) 229-1000 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

        As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Repurchase, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Repurchase about TESSCO should be read together with the information contained in the documents to which we have referred you.

17.
FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

        This Offer to Repurchase may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in this Offer. These forward-looking statements involve risks and uncertainties. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2002, our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2002, our Quarterly Report on Form 10-Q for our fiscal quarter ended September 29, 2002, our Quarterly Report on Form 10-Q for our fiscal quarter ended December 30, 2002, our Current Report on Form 8-K (to which is attached our Press Release dated April 28, 2003, announcing our financial results for our fiscal year ended March 30, 2003, and the authorization by our Board of Directors for us to proceed with this Offer and the establishment of our stock buyback program) and our proxy materials for our 2002 Annual Meeting of Stockholders.

        If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in that jurisdiction.

        The decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from TESSCO is limited to this Offer to Repurchase and the other documents comprising the Offer.

        TESSCO Technologies Incorporated, May 7, 2003

SCHEDULE A

SCHEDULE OF ELIGIBLE OPTIONS

Eligible Option Grant Date	Exercise Price ($) Per Share	Number of Shares Currently Covered by Particular Option Agreement	Payment ($) Per Eligible Option[1]
09/28/94	$12.000	500	$0.59
09/28/94	$12.000	500	$0.59
09/28/94	$12.000	42,000	$0.59
09/28/94	$12.000	300	$0.59
09/28/94	$12.000	200	$0.59
09/28/94	$12.000	200	$0.59
09/28/94	$12.000	100	$0.59
05/20/95	$17.600	8,000	$0.41
05/20/95	$16.000	500	$0.51
05/20/95	$16.000	6,300	$0.51
05/20/95	$16.000	3,150	$0.51
05/20/95	$16.000	2,520	$0.51
05/20/95	$16.000	1,375	$0.51
02/29/96	$28.000	10,000	$0.28
04/30/96	$26.250	1,000	$0.37
04/30/96	$26.250	5,000	$0.37
04/30/96	$26.250	2,500	$0.37
05/31/96	$36.500	10,000	$0.19
07/16/96	$34.000	20,000	$0.25
08/31/96	$35.000	10,000	$0.26
08/31/96	$35.000	1,500	$0.26
08/31/96	$35.000	1,000	$0.26
11/30/96	$36.000	10,000	$0.30
02/28/97	$33.500	10,000	$0.40
04/15/97	$18.500	2,500	$1.07
04/15/97	$18.500	4,000	$1.07
04/15/97	$18.500	2,000	$1.07
04/15/97	$18.500	250	$1.07
04/15/97	$18.500	300	$1.07
04/15/97	$18.500	10,000	$1.07
04/15/97	$18.500	2,500	$1.07
05/30/97	$20.000	10,000	$1.01
06/26/97	$21.750	10,000	$0.93
07/31/97	$29.750	10,000	$0.61
10/31/97	$21.500	10,000	$1.08
12/17/97	$19.500	1,000	$0.01
12/17/97	$19.500	750	$0.01
12/17/97	$19.500	500	$0.01
12/17/97	$19.500	350	$0.01
12/17/97	$19.500	500	$0.01
12/17/97	$19.500	15,000	$0.01
12/17/97	$19.500	525	$0.01
12/17/97	$19.500	700	$0.01
12/17/97	$19.500	500	$0.01
12/17/97	$19.500	500	$0.01

12/17/97	$19.500	1,000	$0.01
01/31/98	$22.250	10,000	$1.11
04/13/98	$18.000	7,000	$0.07
04/30/98	$20.000	10,000	$1.34
05/18/98	$20.500	1,000	$0.05
07/01/98	$19.750	30,000	$0.08
07/31/98	$18.375	10,000	$1.56
10/30/98	$24.625	10,000	$1.24
01/29/99	$21.375	10,000	$1.52
04/30/99	$23.844	10,000	$1.45
07/15/99	$21.630	1,000	$0.29
07/15/99	$21.630	1,000	$0.29
07/15/99	$21.630	2,000	$0.29
07/15/99	$21.630	2,000	$0.29
07/15/99	$21.630	1,000	$0.29
07/15/99	$21.630	4,000	$0.29
07/15/99	$21.630	2,000	$0.29
07/15/99	$21.630	500	$0.29
07/15/99	$21.630	3,000	$0.29
07/15/99	$21.630	1,000	$0.29
07/15/99	$21.630	50,000	$0.29
07/15/99	$21.630	750	$0.29
07/15/99	$21.630	500	$0.29
07/15/99	$21.630	1,000	$0.29
07/15/99	$21.630	7,000	$0.29
07/15/99	$21.630	11,000	$0.29
07/15/99	$21.630	2,750	$0.29
07/15/99	$21.630	2,000	$0.29
07/15/99	$21.630	5,000	$0.29
07/15/99	$21.630	2,000	$0.29
07/15/99	$21.630	10,000	$0.29
07/15/99	$21.630	4,000	$0.29
07/15/99	$21.630	7,000	$0.29
07/30/99	$20.750	10,000	$1.73
08/31/99	$17.190	5,000	$0.54
09/30/99	$17.000	3,000	$0.58
10/04/99	$17.000	50,000	$0.59
10/18/99	$15.000	15,000	$0.76
01/13/00	$20.750	32,000	$0.49
01/13/00	$20.750	7,000	$0.49
01/13/00	$20.750	16,000	$0.49
01/24/00	$22.750	5,000	$0.41
01/31/00	$20.500	10,000	$1.94
03/27/00	$20.250	3,000	$0.58
04/28/00	$21.000	10,000	$1.97
05/01/00	$21.000	2,500	$0.57
06/05/00	$21.000	5,000	$0.60
06/26/00	$24.875	400	$0.45
06/26/00	$24.875	300	$0.45

06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	300	$0.45
06/26/00	$24.875	700	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	3,000	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	2,000	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	4,000	$0.45
06/26/00	$24.875	3,000	$0.45
06/26/00	$24.875	400	$0.45
06/26/00	$24.875	500	$0.45
06/26/00	$24.875	700	$0.45
06/26/00	$24.875	300	$0.45
06/26/00	$24.875	500	$0.45
06/26/00	$24.875	500	$0.45
06/26/00	$24.875	2,000	$0.45
06/26/00	$24.875	400	$0.45
06/26/00	$24.875	700	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	700	$0.45
06/26/00	$24.875	700	$0.45
06/26/00	$24.875	2,500	$0.45
06/26/00	$24.875	6,000	$0.45
06/26/00	$24.875	700	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	1,500	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	500	$0.45
06/26/00	$24.875	500	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	400	$0.45
06/26/00	$24.875	500	$0.45
06/26/00	$24.875	2,000	$0.45
06/26/00	$24.875	4,000	$0.45
06/26/00	$24.875	5,500	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	300	$0.45
06/26/00	$24.875	700	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	400	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	1,000	$0.45
06/26/00	$24.875	700	$0.45
06/26/00	$24.875	6,000	$0.45

06/26/00	$24.875	3,000	$0.45
06/26/00	$24.875	4,000	$0.45
06/26/00	$24.875	5,000	$0.45
07/30/00	$26.000	10,000	$1.74
08/08/00	$23.375	3,000	$0.55
10/16/00	$23.938	5,000	$0.58
10/16/00	$23.938	500	$0.58
10/16/00	$23.938	15,000	$0.58
10/30/00	$23.625	2,000	$0.62
10/30/00	$23.625	300	$0.62
10/31/00	$23.625	10,000	$1.97
11/14/00	$23.500	2,000	$0.64
11/30/00	$19.500	500	$0.87
12/07/00	$19.250	500	$0.89
01/15/01	$21.750	15,000	$0.78
01/31/01	$20.000	10,000	$2.29
02/09/01	$18.125	1,000	$1.04
02/12/01	$18.250	5,000	$1.03

SCHEDULE B

INFORMATION ABOUT EXECUTIVE OFFICERS OF TESSCO TECHNOLOGIES INCORPORATED
ELIGIBLE TO PARTICIPATE IN THE OFFER

        The executive officers of TESSCO Technologies Incorporated eligible to participate in the Offer, their positions and offices and number of Eligible Options they hold as of May 7, 2003, are set forth in the following table:

Name	Position(s) Held with the Company	Number of Eligible Options
Robert B. Barnhill, Jr.	President, Chief Executive Officer and Chairman of the Board	208,000
Christina M. Corner	Senior Vice President of Mobile Devices & Accessories Line of Business	—
Gerald T. Garland	Senior Vice President of Infrastructure Line of Business	—
Richard A. Guipe	Senior Vice President of Sales and Market Development	59,000
Douglas A. Rein	Senior Vice President of Fulfillment and Operations	50,000
Mary Lynn Schwartz	Senior Vice President, Chief Administrative Officer and Corporate Secretary	54,000
Robert C. Singer	Senior Vice President, Chief Financial Officer	54,000
Randolph S. Wilgis	Senior Vice President of Test & Maintenance Line of Business	45,375

        The executive officers eligible to participate in the Offer hold, in the aggregate, 470,375 Eligible Options, which represents 60% of all options eligible to participate in the Offer. Assuming full participation by each, the average amount payable per Eligible Option held by: Mr. Barnhill is $1.17; Mr. Guipe, $0.41; Mr. Rein, $0.29; Ms. Schwartz, $0.10; Mr. Singer, $0.58; and Mr. Wilgis, $0.56. The address of each executive officer is c/o TESSCO Technologies Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031, and the telephone number is (410) 229-1000.

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY OF TERMS
RISKS OF PARTICIPATION IN THE OFFER
THE OFFER TO REPURCHASE
SCHEDULE A SCHEDULE OF ELIGIBLE OPTIONS
SCHEDULE B INFORMATION ABOUT EXECUTIVE OFFICERS OF TESSCO TECHNOLOGIES INCORPORATED ELIGIBLE TO PARTICIPATE IN THE OFFER